Exhibit 10.7
GUESS?, INC.
July 9, 2020

Kathryn Anderson

Re:    Fiscal 2021 Bonus Opportunity

Dear Katie:
As you know, you are party to an offer letter with Guess?, Inc., a Delaware corporation (the “Company”), dated October 23, 2019 (the “Offer Letter”), which was modified by a letter agreement between you and the Company dated March 30, 2020 that provided for a temporary reduction of your base salary (the “Letter Agreement”). Notwithstanding anything to the contrary in the Offer Letter or the Letter Agreement, you and the Company have agreed that your threshold, target and stretch annual incentive bonus opportunities for the Company’s fiscal year ending January 30, 2021 (the “2021 Bonus”) will be $144,375, $288,750, and $433,125, respectively. You have further agreed that the Company may pay all or any portion of any 2021 Bonus that you earn in fully vested shares of the Company’s common stock instead of cash. In those circumstances, the number of shares that you will receive for the portion of your 2021 Bonus to be paid in Company common stock will be determined by dividing (x) such portion of your 2021 Bonus by (y) the closing price of a share of the Company’s common stock on the applicable conversion date as established by the Compensation Committee of the Company’s Board of Directors (or, if greater than such closing price, any “floor” value of a share of Company common stock established by the Compensation Committee in its sole discretion), with the result rounded down to the nearest whole share.
You hereby agree that the modification of your 2021 Bonus opportunity as provided for in this letter agreement will not constitute “Good Reason” within the meaning of your Offer Letter and will not constitute a breach of your Offer Letter.
Except for the changes to your 2021 Bonus opportunity described in this letter agreement, the provisions of your Offer Letter and the Letter Agreement shall continue in full force and effect. This letter agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.
We appreciate your dedication to the Company.

GUESS?, INC.

/s/ Carlos Alberini
By: Carlos Alberini
Title: CEO
Acknowledged and Agreed:

By:	/s/ Kathryn Anderson
Kathryn Anderson
Date:	July 9, 2020